Exhibit 10.28

SPOUSAL CONSENT

I, Luo Wei Xin, am the lawful spouse of Yingming Chang. I hereby consent unconditionally that a certain percentage of the equity interest in Guangzhou Sanju Advertising Media Co., Ltd. and Guangzhou Hengye Software Technology Co., Ltd. that is held by and registered in the name of my spouse will be disposed pursuant to the arrangements under the Business Cooperation Agreement, the Proxy Agreement and Power of Attorney, the Exclusive Option Agreement and the Equity Pledge Agreement, which were executed by my spouse on August 21, 2013.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

/s/ Luo Wei Xin

Date: August 21, 2013